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                                                                    EXHIBIT 10.4

                            REAL PROPERTY AGREEMENT

     THIS AGREEMENT is executed and made effective as of January 15, 2002, by and between DOVER DOWNS ENTERTAINMENT, INC., a Delaware corporation ("DVD"), DOVER DOWN GAMING & ENTERTAINMENT, INC., a Delaware corporation ("Gaming & Entertainment"), DOVER DOWNS, INC. ("Slots") and DOVER DOWNS INTERNATIONAL SPEEDWAY, INC. ("Speedway").

     WHEREAS, DVD, through its ownership of all of the issued and outstanding common stock (the "Stock") of Slots, participates in the business of gaming operations; and

     WHEREAS, the Board of Directors of DVD has determined that it would be advisable and in the best interests of DVD and its shareholders for DVD to contribute all of the Stock and any other related assets and liabilities relating to gaming operations (the "Business") to Gaming & Entertainment in exchange for Gaming & Entertainment common stock and Class A Common Stock and thereafter to distribute all of the outstanding shares of Gaming & Entertainment common stock and Class A Common Stock on a pro rata basis to the holders of DVD's common stock and Class A Common Stock (the "Distribution") pursuant to an Agreement Regarding Distribution and Plan of Reorganization, dated as of the date hereof, between DVD and Gaming & Entertainment (the "Distribution Agreement"); and

     WHEREAS, the parties intend that the transactions described herein will be effective at the Effective Time (as defined in the Distribution Agreement); and

     WHEREAS, the parties hereto deem it to be appropriate and in the best interests of the parties that they enter into certain agreements relative to the real property at DVD's Dover, Delaware facility on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Real Property Transfers.

         At or prior to the Effective Time, or as soon thereafter as is reasonably practical, the following real property transfers shall take place, in each case without the payment of any monetary consideration (the "Real Property Transfers"):

         (a) DVD shall cause the transfer to Slots of a 9.3 plus or minus acre parcel of land with all improvements thereon owned by Dover Downs Properties, Inc. ("Properties") and previously acquired by Properties from Lowe's Home Centers (the "Lowe's Parcel");

         (b) DVD shall cause the subdivision (the "Subdivision") of the lot upon which the casino, hotel and auto superspeedway facilities are located into two lots: the first lot shall consist of a 77 plus or minus acre parcel of land with all improvements thereon, including the casino, hotel, access roads, parking facilities and the Lowe's Parcel ("Lot 1"); and the second lot shall consist of a 142 plus or minus acre parcel of land with all improvements thereon, including the auto superspeedway ("Lot 2"), with the boundary line between Lot 1 and Lot 2 to be as set forth in that certain plan dated October 25, 2001 by Becker Morgan Group prepared in connection with a variance request relative to the waiver of all building line restrictions between Lot 1 and Lot 2 (the "Becker Morgan Plan"); and

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          (c) DVD shall, subsequent to the Subdivision, cause the transfer to
Speedway, of Lot 2 and all other parcels of land, with any improvements thereon, owned by Slots or Properties within Kent County, in the State of Delaware, other than Lot 1.

     2.   Liabilities Associated with Real Property Transfers.

          With respect to the Real Property Transfers:

          (a) All real property shall be conveyed in fee simple by special warranty deed and the conveyances are made AS IS, WHERE IS, with no representation or warranty and as further disclaimed in Section 2.01(f) to the Distribution Agreement, except that the transferor shall discharge any mortgages, mechanics liens or other liens dischargeable by the payment of money prior to the transfer;

          (b) All liabilities associated with claims arising after the Effective Time which relate to the condition of any real property at the time of transfer, including the environmental condition thereof, shall be borne by the transferee with indemnification afforded to the transferor by the transferee and the ultimate corporate parent of the transferee which is a party hereto for all Indemnifiable Loss as defined in and pursuant to the indemnification provisions set forth in Articles IV and V to the Distribution Agreement; and

          (c) All liabilities associated with the use and occupancy of any real property prior to the Effective Time, other than as set forth in Section 2(b) above, shall constitute DVD Liabilities or Gaming & Entertainment Liabilities, as the case may be, in accordance with the Distribution Agreement.

     3.   Expenses and Prorations Associated with Real Property Transfers.

          With respect to the Real Property Transfers:

          (a) The transferee shall pay for recording the deed and for all searches, title insurance and other conveyancing and closing expenses;

          (b) The parties anticipate an exemption from transfer taxes but agree that any transfer taxes or title company settlement charges will be divided equally among transferor and transferee; and

          (c) Real estate taxes and utility charges previously paid or due and owing shall not be prorated as of the Effective Time.

     4.   Future Uses of Property.

          (a) The deed or deeds required for the Real Property Transfers to Speedway shall contain certain use restrictions prohibiting Speedway from using the property for a casino, hotel, and certain other uses to be agreed upon, but shall not in any way restrict the continued operation of the auto superspeedway.

          (b) Notwithstanding the approval of the variance request for a waiver of all building line restrictions referred to in Section 1(b) above, DVD and Gaming & Entertainment shall ensure that

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the owner of Lot 1 or the owner of Lot 2, as the case may be, shall not construct any improvements, other than those depicted on the Becker Morgan Plan, within fifty (50) feet of the boundary line between Lot 1 and Lot 2 without obtaining the prior written approval of the other property owner, provided that either party shall be entitled to construct any improvements within fifty (50) feet of the boundary line which would not otherwise require regulatory approval without the prior written approval of the other party.

     5.  Real Property Easements.

         At or prior to the Effective Time, or as soon thereafter as is reasonably practical, the following real property easements shall be entered into, in each case without the payment of any monetary consideration (the "Real Property Easements"):

         (a) Speedway shall enter into one or more easement agreements with Slots pursuant to which Speedway shall grant to Slots, at no charge to Slots, certain use and occupancy rights relative to the horse track on Lot 2 for horse racing purposes. The easement shall remain in effect as long as Slots shall maintain a license to conduct horse racing at the horse track, but shall be limited to exclusive use during the period beginning November 1 of each year and ending April 30 of the following year, together with setup and tear down rights for the two weeks before and after such period. During each exclusive use period, Slots shall also be permitted use and occupancy of (1) the western portion of the Winston Cup garage parking area located on the inside of the Superspeedway and (2) certain outdoor viewing areas, including the winner's circle. Slots shall be required to maintain the harness track in at least as good a condition as exists at the Effective Time and shall be responsible for maintaining the inside and outside fences, all exterior lighting, the toteboard, the winner's circle, and the horse racing camera tower and judging stands; and

         (b) Slots shall enter into one or more easement or cross-easement agreements relative to access, electric lines, phone lines, water lines, and sewer discharge; and

         (c) Slots and Speedway shall enter into a cross-easement relative to stormwater management for Lot 1 and Lot 2 substantially consistent with past practices.

     6.  Real Property Leases.

         At or prior to the Effective Time, or as soon thereafter as is reasonably practical, the following real estate agreements shall be entered into (the "Real Property Leases"):

         (a) Slots shall enter into a long-term lease with Speedway under which will be afforded to Speedway, at no charge to Speedway, certain use and occupancy rights relative to: (1) the enclosed grandstand on Lot 1, such use to be for the third floor seating area and dining room of the grandstand, with access substantially consistent with past practices; and (2) certain parking facilities on Lot 1, such use to include an area for Speedway to erect temporary credential facilities and to be substantially consistent with past practices, but subject to the parking and access needs of the casino, hotel and other facilities of Slots on Lot 1 and modification due to future development plans of Slots. The term of the lease shall be for the shorter of 99 years or as long as Speedway continues to operate the auto superspeedway on Lot 2, but shall be limited to exclusive use during two (2) extended motorsports event weekends each calendar year, on dates as are chosen by Speedway during the period from May 1 to October 30, each such extended weekend not to exceed four (4) days of motorsports and other

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entertainment events, together with setup and tear down rights for the two weeks before and after such extended weekend;

         (b) Slots and Speedway shall enter into a short-term lease with respect to certain office space to be used by Speedway employees.

     7.  Liabilities Associated Real Property Easements and Real Property
Leases.

         With respect to the Real Property Easements and Real Property Leases::

         (a) Gaming & Entertainment shall indemnify, defend and hold harmless DVD and its affiliates and their respective directors, officers, employees and agents (the "DVD Indemnitees") from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all actions or threatened actions) ("Indemnifiable Losses") incurred or suffered by any of the DVD Indemnitees arising from, related to or associated with (i) the condition of, the furnishing of, or the failure to furnish any real property or other rights to Gaming & Entertainment or its subsidiaries as provided for in such agreements, other than liabilities arising out of the willful misconduct or gross negligence of the DVD Indemnitees and (ii) the gross negligence or willful misconduct of the Gaming & Entertainment Indemnitees (as defined below) relative to the furnishing of, or the failure to furnish any real property or other rights to DVD or its subsidiaries as provided for in such agreements; and

         (b) DVD shall indemnify, defend and hold harmless Gaming & Entertainment and its affiliates and their respective directors, officers, employees and agents (the "Gaming & Entertainment Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Gaming & Entertainment Indemnitees arising from, related to or associated with (i) the condition of, the furnishing of, or the failure to furnish any real property or other rights to DVD or its subsidiaries as provided for in such agreements, other than liabilities arising out of the willful misconduct or gross negligence of the Gaming & Entertainment Indemnitees, and (ii) the gross negligence or willful misconduct of the DVD Indemnities relative to the furnishing of, or the failure to furnish any real property or other rights to Gaming & entertainment or its subsidiaries as provided for in such agreements.

     8.  Limitation of Liability.

         In no event shall either DVD, Gaming & Entertainment or any of their respective subsidiaries have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect or incidental loss or damage suffered by the other arising from or related to this Agreement, the Real Property Transfers, the Real Property Easements, or the Real Property Leases including without limitation, loss of data, profits, interest or revenue, or interruption of business, even if the other party is advised of the possibility of such losses or damages.

     9.  Insurance.

         As long as any Real Property Easement or Real Property Lease is in effect, each party hereunder shall obtain and maintain the following insurance:

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         (a) Statutory workers compensation including employers liability insurance with a limit of liability of not less than Five Hundred Thousand Dollars ($500,000) and a waiver of subrogation to the other party, its affiliates, and their respective directors, agents, employees and officers.

         (b) Commercial general liability and umbrella/excess liability insurance covering claims for injuries to members of the public or damage to property of others arising out of any negligent act or omission of such party or any of its employees or agents. The policy shall be an occurrence form and at least as broad as a standard ISO form with the following minimum limits:

             $100,000,000  Each Occurrence
             $100,000,000 Products and Completed Operations/Aggregate $100,000,000 Personal and Advertising Injury
             $100,000,000  General Aggregate

        The policy shall include the following endorsements:

                       Severability of Interest
                       Primary, not Contributing Coverage
                       Blanket Contractual
                       Broad form Proprty Damage
                       Liquor Liability

        (c) Commercial automobile liability insurance covering claims for injuries to members of the public and/or damages to property of others arising from the use of motor vehicles, with a minimum $1,000,000 combined single limit for bodily injury and property damage liability together with not less than $50,000,000 in umbrella/excess coverage. Coverage must be at least as broad as a standard ISO form. Coverage must apply to any auto, including hired and non-owned autos.

        (d) The insurance required by clauses (b) and (c) above shall be endorsed to name the other party, its affiliates, and their respective directors, agents, employees and officers as an additional insured.

        (e) All risk property insurance, including business interruption insurance, covering such party's property, including a waiver of subrogation against the other party, its affiliates, and their respective directors, agents, employees and officers.

        (f) All insurance shall be in a form and with insurers reasonably acceptable to counsel for the other party. Each party shall be required to give the other party at least thirty (30) days written notice of any modification, cancellation or exhaustion of limits.

        (g) Each party may require that the limits set forth in this Section be increased if the amount being maintained is reasonably deemed inadequate by the requesting party or may require that additional coverages be obtained if reasonably deemed necessary by the requesting party, provided that (1) no such request may be made until the five (5) year anniversary of the Effective Time,
(2) no subsequent request shall be made within five (5) years of a prior request, (3) the insurance must be available at commercially reasonable rates, and (4) disputes under this Section shall be handled in accordance with Section 10 hereto.

        (h) Notwithstanding the minimum limits set forth above, should a party carry higher limits, it shall afford the benefits of coverage required under this Section in all of its policies to the other party, its affiliates, and their respective directors, agents, employees and officers.

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     10.  Dispute Resolution.

          Any disputes arising under this Agreement shall be resolved in accordance with Section 13.10 (Disputes) of the Distribution Agreement.

     11.  General.

          (a) Force Majeure. Any delays in or failure of performance by DVD or Gaming & Entertainment under this Agreement or any Real Property Easements or Real Property Leases (the "Ancillary Agreements") shall not constitute a default hereunder or thereunder if and to the extent such delay or failure of performance is caused by occurrences beyond the reasonable control of DVD or Gaming & Entertainment, as the case may be, including, but not limited to: acts of God or the public enemy; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any other causes beyond the reasonable control of DVD or Gaming & Entertainment, whether or not of the same class or kind as those specifically named above.

          (b) Confidentiality. Each party shall hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such disclosing party or (b) lawfully acquired after the Effective Time on a non-confidential basis from other sources by the disclosing party), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section and be bound by them.

          (c) Expenses. Except as specifically provided in this Agreement or in the Distribution Agreement, all costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement (including, without limitation, all fees for counsel, accountants and financial and other advisors) shall be paid by DVD and all such costs incurred thereafter shall be paid by the party incurring such costs.

          (d) Notices. All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as set forth in the Distribution Agreement. Either party may, by written notice delivered to the other party in accordance with this Section, change the address to which delivery of any notice shall thereafter be made.

          (e) Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

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          (f)  Entire Agreement. This Agreement together with the Ancillary
Agreements shall constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Distribution Agreement or any Ancillary Agreement, the provisions of the more specific agreement shall prevail in the following order: Distribution Agreement, this Agreement, Ancillary Agreement.

          (g) Parties in Interest. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Should a party which owns any real property governed by this Agreement sell or otherwise transfer the real property to a third party, it shall be obligated to require that such party agree to be bound by the provisions of this Agreement. Nothing contained in this Agreement or any Ancillary Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than the DVD Indemnitees and Gaming & Entertainment Indemnitees.

          (h) Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrances on any asset of the other party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

          (i) Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

          (j) Survival. The indemnification and insurance provisions of this Agreement shall survive until five (5) years after the expiration of all Ancillary Agreements.

          (k) Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

          (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  Dover Downs Entertainment, Inc.

                                  By:    /s/ Denis McGlynn
                                         --------------------------------
                                  Name:  Denis McGlynn
                                  Its:   President


                                  Dover Downs Gaming & Entertainment, Inc.

                                  By:    /s/ Denis McGlynn
                                         --------------------------------
                                  Name:  Denis McGlynn
                                  Its:   President


                                  Dover Downs, Inc.

                                  By:    /s/ Denis McGlynn
                                         --------------------------------
                                  Name:  Denis McGlynn
                                  Its:   President


                                  Dover Downs International Speedway, Inc.

                                  By:    /s/ Denis McGlynn
                                         --------------------------------
                                  Name:  Denis McGlynn
                                  Its:   President

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